Mail Stop 4561


      							August 4, 2005


R. Halsey Wise
President and Chief Executive Officer
Intergraph Corporation
One Madison Industrial Park
Huntsville, Alabama 35894

Re:	Form 10-K for Fiscal Year Ended December 31, 2004
      	Filed March 16, 2005
		File No. 000-09722
		Form 10-Q for Fiscal Quarter Ended March 31, 2005
		Filed May 10, 2005
		File No. 000-09722

Dear Mr. Wise:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Craig Wilson
								Senior Assistant Chief
Accountant